Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2014, relating to the consolidated financial statements of Caesars Growth Partners, LLC (“CGP LLC”) (which report expressed an unqualified opinion and includes an explanatory paragraph relating to certain CGP LLC transactions being accounted for as a reorganization under common control) appearing in the Annual Report on Form 10-K of Caesars Acquisition Company for the period ended December 31, 2013.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

July 17, 2014